Exhibit 99.2

NCL Corporation Ltd. Announces Cash Tender Offer for its 5.25% Senior Notes Due 2019

MIAMI, Dec. 5, 2016 (GLOBE NEWSWIRE) — NCL Corporation Ltd. (“NCLC”), a subsidiary of Norwegian Cruise Line Holdings Ltd. (NASDAQ:NCLH) (“NCLH”), announced today that it has commenced a cash tender offer (the “Tender Offer”) to purchase any and all of its outstanding 5.25% senior notes due 2019 (the “5.25% Senior Notes”) having an aggregate principal amount of $680.0 million. The Tender Offer is being made on the terms and subject to the conditions set forth in an offer to purchase, dated December 5, 2016 (the “Offer to Purchase”).

The Tender Offer will expire at 5:00 p.m., New York City time, on December 9, 2016, unless extended or earlier terminated as described in the Offer to Purchase (such time and date, as they may be extended, the “Expiration Time”). Tenders of the 5.25% Senior Notes must be properly made before the Expiration Time and may be withdrawn at any time before the Expiration Time. Holders of the 5.25% Senior Notes who validly tender (and do not validly withdraw) their 5.25% Senior Notes at or prior to the Expiration Time, or who deliver to the depositary and information agent a properly completed and duly executed Notice of Guaranteed Delivery in accordance with the instructions described in the Offer to Purchase, will receive in cash $1,029.25 per $1,000 principal amount of 5.25% Senior Notes validly tendered and accepted for purchase payable for such tendered 5.25% Senior Notes that are accepted by NCLC for purchase in the Tender Offer, plus accrued and unpaid interest to, but not including, the settlement date, which is expected to be December 14, 2016.

Certain information regarding the 5.25% Senior Notes and the terms of the tender offer is summarized in the table below.

Title of Security	Outstanding Principal Amount	CUSIP Nos./ISINs	Purchase Price Per $1,000 Principal Amount

5.25% Senior Notes due 2019	$680,000,000	62886HAL5/US62886HAL50	$1,029.25

		G6436QAE6/USG6436QAE64

Tendered 5.25% Senior Notes may be withdrawn at any time prior to the Expiration Time. The Tender Offer is subject to the satisfaction or waiver of a number of conditions as set forth in the Offer to Purchase, including the receipt by NCLC of net proceeds from a proposed debt financing on terms reasonably satisfactory to NCLC in an amount that is sufficient, together with cash on hand, to effect the repurchase of the 5.25% Senior Notes validly tendered and accepted for purchase pursuant to the Tender Offer. NCLC may amend, extend or terminate the Tender Offer in its sole discretion and subject to applicable law.

Barclays Capital Inc. is acting as the dealer manager for the Tender Offer. The information agent and tender agent is D.F. King & Co., Inc. Copies of the Offer to Purchase and related tender offering materials are available at http://www.dfking.com/ncl or by contacting the information agent by email at ncl@dfking.com or by telephone at (212) 269-5550 (banks and brokers) and at (800) 578-5378 (all others). Questions regarding the Tender Offer should be directed to Barclays Capital Inc. at (800) 438-3242 or (212) 528-7581.

None of NCLC, NCLH, the dealer manager, the information agent and tender agent, or the trustee for the 5.25% Senior Notes, or any of their respective affiliates, is making any recommendation as to whether holders should tender any 5.25% Senior Notes in response to the Tender Offer. Holders must make their own decision as to whether to tender any of their 5.25% Senior Notes and, if so, the principal amount of 5.25% Senior Notes to tender. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. The Tender Offer is being made solely by means of the Offer to Purchase. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of NCLC by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward- looking statements include, without limitation, statements concerning the proposed debt offering and proposed tender offer and any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve risks and uncertainties, including but not limited to economic, competitive, and technological factors outside NCLC’s or NCLH’s control that may cause NCLC’s or NCLH’s business, strategy, or actual results to differ materially from the forward-looking statements. You should not place undue reliance on forward-looking statements as a prediction of actual results. For information about the risks and uncertainties associated with NCLC’s and NCLH’s business, please refer to NCLH’s and NCLC’s filings with the Securities and Exchange Commission. NCLC and NCLH expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Investor Relations Contact

Andrea DeMarco

(305) 468-2339

InvestorRelations@nclcorp.com